Exhibit 10.12

December 21, 2008

Kevin Pope

Dear Kevin:

On behalf of Calix Networks, Inc. (“Calix”), I am pleased to offer you this employment agreement (“Agreement”) for the full time position of Senior Vice President, Product Development of Calix.

The terms of your position with Calix are as set forth below:

1. Position.

a. You will become the Senior Vice President, Product Development, working out of Calix’s headquarters office in Petaluma, California. You will report directly to Carl Russo, President and Chief Executive Officer and Roger Weingarth, Executive Vice President and Chief Operating Officer of Calix.

b. You agree that to the best of your ability and experience you will at all times loyally and conscientiously perform all of the duties and obligations required of you under this Agreement to the reasonable satisfaction of Calix. During the term of your employment, you further agree that:

(i) you will devote all of your business time and attention to the business of Calix;

(ii) Calix will be entitled to all of the benefits and profits arising from or incident to all such work services and advice;

(iii) you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of Calix’s Board of Directors; and

(iv) you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of Calix.

However, you shall be permitted to continue to serve on the boards of directors of any companies set forth on Attachment A; provided, however, that you will devote only such time to those companies as is required to properly discharge your fiduciary duties and you shall, as situations allow, make a good faith effort to resign from such boards as soon as practicable. Nothing in this Agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than 1% of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2. Effective Date. Subject to fulfillment of any conditions imposed by this Agreement, the terms of this Agreement shall commence January 12, 2009.

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to Calix documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

4. Compensation. You will receive a base salary of $9,615.38 every two weeks, which equates to $250,000.00 annually, on Calix’s regular payroll dates and subject to applicable tax withholding. In addition, you will be eligible to receive a 2009 bonus targeted at 40% of your annual base salary based on meeting objectives agreed upon by the CEO and the Compensation Committee of the Board of Directors. Calix will pay you a sign-on bonus of $50,000.00, in the first pay period of your employment with Calix and subject to applicable tax withholding. This sign-on bonus is contingent on you signing and returning the enclosed Sign- On Bonus Repayment Agreement. The Compensation Committee will review your compensation on an annual basis based on your performance and Calix’s performance.

5. Stock Option Grant. Calix will recommend that the Board of Directors grant you an option to purchase 180,000 shares of Calix’s Common Stock (“Shares”) with an exercise price equal to the fair market value on the date of the grant, as determined by the Board of Directors. This option will vest over a four-year period at the rate of 25% of the Shares on the one year anniversary of the Effective Date, with the remainder of the Shares vesting monthly thereafter in equal installments over the next 36 months. Vesting is contingent on your continued employment with Calix.

a. Option Terms. To the maximum extent allowed by law, the options will be incentive stock options, and all options will be subject to the terms of Calix’s 2002 Stock Plan.

b. Acceleration of Vesting. In the event that Calix consummates a Change of Control Transaction (as defined below), then 100% of the then unvested options held by you will become fully vested immediately prior to the consummation of the Change of Control Transaction.

For purposes of this paragraph 5.b., “Change of Control Transaction” shall mean the sale, conveyance, or disposal of all or substantially all of Calix’s capital stock, assets or business, or the reorganization, consolidation or merger of Calix into any other corporation or corporations in which the holders of Calix’s outstanding shares immediately prior to such transaction or series of related transactions do not, immediately after such transaction or series of related transactions, retain stock representing a majority of the voting power of the surviving corporation (or its parent corporation if the surviving corporation is wholly owned by the parent corporation) of such transaction or series of related transactions, provided that this definition shall not apply to (i) a merger effected exclusively for the purpose of changing the domicile of Calix or (ii) an equity financing in which Calix is the surviving corporation.

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6. Benefits.

a. Insurance Benefits. You will be eligible to participate in the standard benefits plans currently available to other executive-level employees of Calix, subject to any eligibility requirements imposed by such plans.

b. Vacation; Sick Leave. You will be entitled to 10 paid vacation days per year. Vacation accrues ratably per pay period and may not be taken before it is accrued.

c. Business Expenses. Calix shall reimburse you, following submission of appropriate documentation, for the reasonable travel, entertainment, cellular telephone and other business expenses incurred in connection with your duties to Calix, other than any expenses related to travel on personal or private aircraft, subject to Calix’s expenditure and reimbursement guidelines.

7. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with Calix is contingent upon your continued adherence to the terms and conditions of Calix’s Confidential Information and Invention Assignment Agreement. A copy of your signed agreement is enclosed as Attachment B.

8. No Conflicts. You understand and agree that by accepting this offer of employment, you represent to Calix that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with Calix, enter into any oral or written agreement in conflict with any of the provisions of this Agreement or Calix’s policies. You will not use or disclose to any person associated with Calix, any confidential or proprietary information belonging to any former employer or other third party with respect to which you owe an obligation of confidentiality under any agreement or otherwise. Calix does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. We also expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

9. At-Will Employment. Your employment with Calix will be on an “at will” basis, meaning that either you or Calix may terminate your employment at any time for any reason or no reason, without further obligation or liability. Calix also reserves the right to modify or amend the terms of your employment at any time for any reason, subject to the provisions of this Agreement. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by the CEO of Calix.

As an employee, you will be expected to adhere to Calix’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. Calix is an equal opportunity employer that does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or third parties on the basis of sex, race, color, religion, age, national

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origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by law. Any questions regarding these policies should be directed to Calix Human Resources.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of Calix’s offer, please sign and date this Agreement in the space provided below and return it to me. This Agreement may not be modified or amended except by a written agreement, signed by Calix and by you.

Very truly yours,		ACCEPTED AND AGREED:

CALIX NETWORKS, INC.		KEVIN POPE

By:	/s/ Carl E. Russo	/s/ Kevin Pope
Signature
Print Name:	Carl E. Russo

Title:	President & CEO	12-22-08
Date

Attachment A: List of Board Commitments

Attachment B: Confidential Information and Invention Assignment Agreement

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Attachment A

List of Board Commitments

None

Attachment B

Confidential Information and Invention Assignment Agreement

CALIX NETWORKS, INC.

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

(Employees)

As a condition of my becoming employed (or my employment being continued) by or retained as a consultant (or my consulting relationship being continued) by Calix Networks, Inc., a Delaware corporation (“Calix”) or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment or consulting relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. Employment or Consulting Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in the employ of, or in a consulting relationship with, or the duration of my employment or consulting relationship with, the Company under any existing agreements between the Company and me or under applicable law. Any employment or consulting relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2. At-Will Relationship. I understand and acknowledge that my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability.

3. Confidential Information.

(a) Company Information. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of Calix, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours. I understand that “Confidential Information” includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Prior Obligations. I represent that my performance of all terms of this Agreement as an employee or consultant of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous, client, employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party. [I acknowledge and agree that I have attached to this Agreement a list of all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.) with a current or former employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability as an employee or consultant to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties as an employee of the Company or any obligation I may have to the Company.]

(c) Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

4. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my Relationship with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to Calix, will hold in trust for the sole right and benefit of Calix, and hereby assign to Calix, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which I am employed by or a consultant of the Company (collectively referred to as “Inventions”), except as provided in Section 4(e) below. I further acknowledge that all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary (if I am an employee) or by such amounts paid to me under any applicable consulting agreement or consulting arrangements (if I am a consultant), unless regulated otherwise by the mandatory law of the state of California.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to return all such records (including any copies thereof) to Calix at the time of termination of my Relationship with the Company as provided for in Section 5.

(d) Patent and Copyright Rights. I agree to assist Calix, or its designee, at its expense, in every proper way to secure Calix, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to Calix or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which Calix or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to Calix or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If Calix or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to Calix or its designee as above, then I hereby irrevocably designate and appoint Calix and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to Calix or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to Calix or such designee.

(e) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to Calix do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

5. Returning Company Documents. I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

6. Notification to Other Parties.

(a) Employees. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(b) Consultants. I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

7. Solicitation of Employees, Consultants and Other Parties. I agree that during the term of my Relationship with the Company, and for a period of twenty-four (24) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, for a period of twenty-four (24) months following termination of my Relationship with the Company for any reason, with or without cause, I shall not solicit any licensor to or customer of the Company or licensee of the Company’s products, in each case, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my Relationship with the Company.

8. Representations and Covenants.

(a) Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b) Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

9. General Provisions.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e) Survival. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(f) ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

The parties have executed this Agreement on the respective dates set forth below:

COMPANY:		EMPLOYEE:

CALIX NETWORKS, INC.

By:	/s/ Tish Rutledge	Name:	Kevin Pope
Name:	Tish Rutledge	Signature:	/s/ Kevin Pope
Title:	Director, Human Resources
Date:	12/22/08	Date:	12-22-08
Address:	1035 North McDowell Blvd.	Address:
Petaluma, CA 94954

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED UNDER SECTION 4

Title	Date	Identifying Number or Brief Description

___ No inventions or improvements

  ✓   Additional Sheets Attached

Signature of Employee/Consultant:	/s/ Kevin Pope

Print Name of Employee/Consultant:	Kevin Pope

Date:	12-22-08

Kevin Pope Patents:

Patent 6,091,712: Method and apparatus for storing and retrieving performance data collected by a network interface unit

Patent 5,956,324: Performance monitoring and test system for a telephone network

Patent 5,875,217: Delay adjustment circuit in a performance monitoring and test system

Patent 5,790,531: Method and apparatus for determining the origin of a remote alarm indication signal

Patent 5,774,456: Method and apparatus for adopting performance report messages in a telecommunications system

Patent 5,757,776: Method and apparatus for determining the origin of an alarm indication signal

Patent 5,703,871: Facilities data link handler in a performance monitoring and test system

Patent 5,691,976: Performance monitoring and test system for a telephone network

Patent 5,623,480: System and method for accessing embedded channels

Patent 5,621,720: Multichannel alignment system and method

Patent 5,602,828: Protect path switching in a performance monitoring and test system

Patent 5,581,228: Digital signal comparison circuit in a performance monitoring and test system

Patent 5,553,056: Packetized remote test system for a telephone network

Patent 4,797,877: Communication system dynamic conferencer circuit

EXHIBIT B

Section 2870 of the California Labor Code is as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Calix Networks, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twenty-four (24) months from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away, hire, or otherwise engage the services of employees or consultants of the Company, either for myself or for any other person or entity. Further, I shall not at any time use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)